EXHIBIT 10.1

August 17, 2004

Mr. Richard D. Sarmiento
14510 Jonathan Harbor Drive
Fort Myers, FL 33908

Dear Rick:

This letter agreement will confirm our understanding and agreement with respect to your employment by and relationship with Chico’s FAS, Inc. (“Chico’s”) from and after September 6, 2004.

Your Employment Agreement dated as of September 5, 2003 (the “2003 Employment Agreement”) will terminate on September 6, 2004, and will be superceded by this letter agreement, except as otherwise set forth herein. Your signing of this letter agreement shall constitute a resignation by you from all officer and director positions with Chico’s and with The White House, Inc., all effective as of September 6, 2004. You will continue to receive your compensation and benefits under the 2003 Employment Agreement through September 6, 2004, and shall be entitled to earn and receive your management incentive bonus for the first six months of Chico’s 2004 fiscal year in accordance with the terms of Chico’s management incentive bonus plan. Otherwise, you will be entitled to no additional compensation under and pursuant to the 2003 Employment Agreement. Notwithstanding such termination of the 2003 Employment Agreement and except as modified herein, the provisions of Sections 9, 10, 11 and 12 of the 2003 Employment Agreement will continue in full force and effect while you remain employed under this letter agreement and any post employment period applicable under these particular Sections will not be measured from September 6, 2004, but rather will be measured from any date of termination of your employment under this letter agreement.

Chico’s agrees that the restrictions of Section 9 of the 2003 Employment Agreement do not apply to your ideas, methods, plans, developments, or improvements not generated or used in furtherance of our business. In all other respects, the provisions of Section 9 remain in full force and effect.

Chico’s further agrees to the following changes to Section 11 of the 2003 Employment Agreement:

•	The period of noncompetition and nonsolicitation is changed to one (1) year from the termination of this letter agreement; and

•	Any of your efforts on behalf of the operations of The Palm Jewelers or Quiet Storm stores as each is currently constituted in the United States Virgin Islands shall not be deemed a violation of Section 11 of the 2003 Employment Agreement.

Mr. Richard D. Sarmiento
Page Two
August 17, 2004

Your employment under this letter agreement will commence on September 6, 2004, and will be on an “at will” basis, with either of us being able to terminate the arrangement upon thirty days prior notice at any time. As compensation for your services under this letter agreement, Chico’s will pay you $5,000 per month, payable on our bi-weekly payroll cycle and, during such time as you continue to be employed hereunder, Chico’s will continue to allow you to participate under and receive benefits pursuant to Chico’s medical, dental and vision plans as they are in effect from time to time, on the same participation basis as other Chico’s associates participate. During such time as this employment continues, you will make yourself available to provide such advice and assistance as Chico’s may from time to time reasonably request in order to effectuate a smooth transition of management associated with your change in duties and responsibilities. During such time as this employment continues, Chico’s shall have the right to control and direct the performance of your services not only as to the results to be accomplished by you but also as to the detail and means by which such results are accomplished by you. We both acknowledge that, among other matters, your services as an employee are being continued because of your past involvement with and knowledge concerning White House | Black Market.

We anticipate that the services to be rendered by you under this letter agreement will be performed away from our Fort Myers offices, with communications provided principally by way of telephone; however, you are certainly welcome to perform any such services at our offices and you agree to provide such services at our offices if expressly requested to do so by one of our senior executives.

Kindly indicate your agreement to the above by signing and returning to us the duplicate copy of this letter.

Sincerely,
CHICO’S FAS, INC.
/s/ Scott A. Edmonds
Scott A. Edmonds President Chief Executive Officer

SAE:rm

Agreed to and accepted as of
the 17 day of August, 2004.

/s/ Richard D. Sarmiento

Richard D. Sarmiento